Exhibit (q)

THE ALGER FUNDS

THE ALGER INSTITUTIONAL FUNDS

THE ALGER POTFOLIOS

THE ALGER FUNDS II

ALGER GLOBAL GROWTH FUND

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Hal Liebes, Tina Payne, Lisa A. Moss and Christopher E. Ullman, and each of them, with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the above-referenced Funds’ Registration Statements on Form N-1A and Form N-14 (including post-effective amendments and amendments thereto), or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the above named Funds, and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/Hal Liebes Hal Liebes	President (Principal Executive Officer)	March 20, 2018

/s/Michael D. Martins Michael D. Martins	Treasurer (Chief Financial and Accounting Officer)	March 20, 2018

/s/Hilary M. Alger Hilary M. Alger	Trustee	March 20, 2018

/s/Charles F. Baird, Jr. Charles F. Baird, Jr.	Trustee	March 20, 2018

/s/Roger P. Cheever Roger P. Cheever	Trustee	March 20, 2018

/s/Stephen E. O’Neil Stephen E. O’Neil	Trustee	March 20, 2018

/s/David Rosenberg David Rosenberg	Trustee	March 20, 2018

/s/Nathan E. Saint-Amand Nathan E. Saint –Amand, M.D.	Trustee	March 20, 2018